Exhibit 99.1
FOR IMMEDIATE RELEASE:       November 11, 2010

KEY TECHNOLOGY ANNOUNCES FOURTH QUARTER AND
 FISCAL 2010 RESULTS
Company Reports Record Fourth Quarter Bookings and Year-end Backlog

WALLA WALLA, WA -- Key Technology, Inc. (NASDAQ: KTEC) announced today sales and operating results for the year ended September 30, 2010.

Net sales for fiscal 2010 were $115.8 million, a 9.8% increase from the $105.4 million reported for fiscal 2009.  The Company reported net earnings for the year of $3.6 million, or $0.69 per diluted share, compared with a net loss of $491,000, or $0.10 per diluted share, for fiscal 2009.

David Camp, President and Chief Executive Officer, commented, “We are pleased by the return to profitability in fiscal 2010.  In 2009, we made two critical decisions:  continue investing in new product solutions and continue reducing operating expenses.  We are now realizing the positive effect of these actions, and expect that the benefits will continue into fiscal 2011.”

Key Technology also announced results for its fiscal 2010 fourth quarter.  Net sales for the three-month period ended September 30, 2010 were $31.0 million, 8.3% higher than the $28.6 million reported for the same quarter last year.  The Company reported net earnings for the fourth quarter of $1.0 million, or $0.19 per diluted share, compared with a net loss of $45,000, or $0.01 per diluted share, in the same period a year ago.

For the 2010 fiscal year, gross profit was $40.2 million compared to $39.0 million for fiscal 2009, or 34.7% and 37.0%, respectively, of net sales.  Gross profit for the fourth quarter of fiscal 2010 was $11.0 million compared to $10.0 million in the corresponding period last year, or 35.6% compared to 34.9%, respectively, of net sales.  Gross profit margins for fiscal 2010 were primarily affected by competitive pricing pressures and a lower margin product mix.

Camp also commented, “We are seeing an increase in larger project opportunities over what we saw a year ago at this time, particularly in North America, and we believe this should carry into fiscal 2011.  These opportunities, however, are accompanied by continuing competitive challenges in the market and, accordingly, we are striving to identify and implement additional cost-of-sales reductions in fiscal 2011.”

Operating expenses for the year ended September 30, 2010 were $34.9 million, or 30.1% of net sales, compared to $39.6 million, or 37.6% of net sales, for fiscal 2009.  Operating expenses for the quarter ended September 30, 2010 were $9.4 million, or 30.3% of net sales, compared to $10.2 million, or 35.5% of net sales, in the same quarter last year.

Orders received for the fiscal year ended September 30, 2010 were $121.1 million, a 19% increase, compared to $101.8 million in fiscal 2009.  New orders received during the fiscal 2010 fourth quarter were $36.2 million, compared to $32.3 million in the same period last year.  At the close of the September 2010 quarter, the Company’s backlog was $35.1 million, an increase of 18%, compared to $29.7 million at the close of the corresponding period one year ago.

Camp continued, “The new orders in the quarter are a new record for a fourth quarter, and our backlog is the largest ever entering a new fiscal year.  We have had an increase in orders over the previous year’s quarter for the last five consecutive quarters.  Our analysis is that our enhanced portfolio of products is being well-received in the industry.”

At the end of fiscal 2010, the Company’s cash balance was $29.1 million, up from $18.1 million at the end of fiscal 2009.  Cash provided by operating activities in fiscal 2010 was $14 million, as compared to cash used for operating activities of $3.4 million in fiscal 2009.

Camp concluded, “As our balance sheet remains strong and continues to strengthen, we are actively developing existing opportunities and seeking new adjacencies that we clearly understand, fit our long-term strategy, and support our strongly-held belief that we are not just completing capital goods transactions, but are developing valued relationships with our customers.”

Conference Call

The Company's conference call discussing the 2010 fiscal year and fourth quarter results can be heard live via the Internet at 2:00 p.m. Pacific Time on Thursday, November 11, 2010.   To access the audio webcast, go to http://www.key.net/investors/investor-events/default.html at least fifteen minutes prior to the call to download and install any necessary audio software.

About Key Technology

Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing, industrial and pharmaceutical markets.  The Company’s products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost.  Key has manufacturing facilities in Washington, Oregon, and the Netherlands, and worldwide sales and service coverage.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  The forward-looking statements in this release address future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:
•	current worldwide economic conditions may adversely affect the Company’s business and results of operations, and the business of the Company’s customers;
•	adverse economic conditions, particularly in the food processing industry, either globally or regionally, may adversely affect the Company's revenues;
•	the loss of any of the Company’s significant customers could reduce the Company’s revenues and profitability;
•	the Company is subject to pricing pressure from its larger customers, which may reduce the Company’s profitability;
•	the failure of any of the Company's independent sales representatives to perform as expected would harm the Company's net sales;
•	the Company may make acquisitions that could disrupt the Company’s operations and harm the Company’s operating results;
•	the Company's international operations subject the Company to a number of risks that could adversely affect the Company’s revenues, operating results and growth;
•	competition and advances in technology may adversely affect sales and prices;
•	the failure of the Company’s new products to compete successfully in either existing or new markets;
•	the Company's inability to retain and recruit experienced personnel may adversely affect the Company’s business and prospects for growth;
•	the loss of members of the Company’s management team could substantially disrupt the Company’s business operations;
•	the inability of the Company to protect the Company’s intellectual property, especially as the Company expands geographically, may adversely affect the Company’s competitive advantage;
•
intellectual property-related litigation expenses and other costs resulting from infringement claims asserted against the Company by third parties may adversely affect the Company’s results of operations and the Company’s customer relations;

•	the Company's dependence on certain suppliers may leave the Company temporarily without adequate access to raw materials or products;
•	the limited availability and possible cost fluctuations of materials used in the Company’s products could adversely affect the Company’s gross profits; and
•	the price of the Company's common stock may fluctuate significantly and this may make it difficult for shareholders to resell common stock when they want or at prices they find attractive.

For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Item 1A, "Risk Factors," of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2009.

Note:  News releases and other information about Key Technology, Inc. can be accessed at www.key.net.

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Year Ended September 30,		Three Months Ended September 30,
	2010	2009	2010	2009

Net sales	$115,804	$105,450	$30,994	$28,616
Cost of sales	75,651	66,427	19,963	18,640
Gross profit	40,153	39,023	11,031	9,976
Operating expenses:
Sales and marketing	18,047	18,090	4,996	4,760
Research and development	6,664	8,681	1,684	2,498
General and administrative	9,255	11,568	2,698	2,577
Amortization of intangibles	930	1,270	4	318
Total operating expenses	34,896	39,609	9,382	10,153
Gain (loss) on sale of assets	77	(352)	(14)	(37)
Earnings (loss) from operations	5,334	(938)	1,635	(214)
Other income (expense)	(172)	(431)	(261)	(54)
Earnings (loss) before income taxes	5,162	(1,369)	1,374	(268)
Income tax expense (benefit)	1,524	(878)	388	(223)
Net earnings (loss)	$3,638	$(491)	$986	$(45)
Net earnings (loss) per share
- basic	$0.69	$(0.10)	$0.19	$(0.01)
- diluted	$0.69	$(0.10)	$0.19	$(0.01)

Shares used in per share calculation - basic	5,277	5,116	5,310	5,005
Shares used in per share calculation - diluted	5,293	5,116	5,325	5,005

Key Technology, Inc. and Subsidiaries
Selected Balance Sheet Information
(Unaudited, in thousands)

	September 30, 2010	September 30, 2009

Cash and cash equivalents	$29,096	$18,142
Trade accounts receivable, net	13,250	12,332
Inventories	21,191	22,433
Total current assets	69,520	59,550
Property, plant and equipment, net	16,821	16,175
Goodwill and other intangibles, net	2,590	3,520
Investment in Proditec	1,178	1,272
Total assets	91,267	80,715
Total current liabilities, including current portion of long-term debt	28,045	22,517
Long-term debt	5,542	5,876
Shareholders' equity	$56,338	$51,457

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CONTACT:	Key Technology, Inc., Walla Walla, Washington
David Camp, Chief Executive Officer – 509-529-2161